EXHIBIT 99.1

DARLING INTERNATIONAL INC. COMPLETES MERGER WITH
GRIFFIN INDUSTRIES, INC.

December 17, 2010 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR), a leading provider of rendering, recycling and recovery solutions to the nation’s food industry, today announced that it has completed its merger with Griffin Industries, one of the largest independent, privately owned rendering, bakery by-product and used cooking oil recycling companies in North America headquartered in Cold Spring, Kentucky.

As previously announced, the transaction is valued at approximately $840 million in cash and stock, subject to certain purchase price adjustments.  The purchase price consisted of $740 million in cash and 9,998,017 shares of Darling common stock, which approximates 12.1 percent of Darling’s outstanding common shares on a fully diluted basis.

Randall C. Stuewe, Chairman and CEO of Darling, said “We are pleased to have the opportunity to add Griffin Industries to our company.   Together, we will be stronger, more efficient and most importantly have the ability to better serve our customers and suppliers.  Our national platform will provide new opportunities for growth.  This is truly a win for our shareholders and employees.”

In conjunction with the closing of the transaction, Darling has entered into a $625 million senior secured credit facility comprised of a revolving loan facility of $325 million and a term loan facility of $300 million, with JPMorgan Chase Bank, N.A., as administrative agent.  In addition, Darling has privately placed an aggregate of $250 million of its 8.5% Senior Notes due 2018.

ABOUT DARLING

Darling International Inc. is the U.S. largest and only publically traded provider of rendering and bakery waste recycling solutions to the nation’s food industry.  The Company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides.  The Company also recovers and transforms used cooking oil and commercial bakery waste into valuable feed and fuel ingredients.  These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it, as well as forward-looking information regarding the Griffin transaction and the combined company. These statements are identified by

News Release December 17, 2010 Page 2

words such as "may," "will,"  " begin," " look forward, " "expect," "believe," "intend," "anticipate," "should", “potential,” "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
John O. Muse, Executive Vice President of Finance and Administration, or
Brad Phillips, Treasurer, at
972-717-0300